Exhibit 99.1

Investor Contact:	Tripp Sullivan	Media Contact:	Molly Cate
	SCR Partners		(615) 254-0575
	(615) 760-1104		mcate@contactAAC.com
IR@contactAAC.com

AAC Holdings, Inc. Closes Acquisition of In-Network Substance Abuse Treatment Provider in Florida for $13 Million

BRENTWOOD, Tenn. – (February 24, 2015) AAC Holdings, Inc. (NYSE: AAC) announced that its applicable operating subsidiaries have received the necessary Florida licenses and the assignment of Recovery First Inc.’s in-network contracts to complete the previously announced acquisition of Recovery First for $13 million in cash.

Recovery First operates a 56-bed in-network, inpatient substance abuse treatment facility in the greater Fort Lauderdale, Florida area that includes 20 licensed detoxification beds. Recovery First generates revenue of approximately $7.3 million and Adjusted EBITDA of approximately $2.3 million on an annualized basis, based on the nine-month period ended September 30, 2014.

Michael Cartwright, Chairman and Chief Executive Officer of AAC Holdings, noted, “We are pleased to complete the licensing and contract assignment process and close the acquisition of Recovery First on schedule. The in-network contracts provide some diversification as well as the ability to leverage our nationwide sales and marketing brand, while the Recovery First facilities are a great addition to our growing platform in Florida. The exceptional clinical staff at Recovery First has continued to treat clients throughout the closing, and we expect it will be a seamless transition for clients as they continue their treatment under American Addiction Centers beginning this week.”

About American Addiction Centers

American Addiction Centers is a leading provider of inpatient substance abuse treatment services. We treat adults as well as adolescents who are struggling with drug addiction, alcohol addiction, and co-occurring mental/behavioral health issues. We operate eight substance abuse treatment facilities and one mental health facility specializing in overeating disorders. Located throughout the United States, these facilities are focused on delivering effective clinical care and treatment solutions.

Forward Looking Statements

This release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements are made only as of the date of this release. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements may include information concerning AAC Holdings’ possible or assumed future results of operations, including descriptions of AAC Holdings’ revenues, profitability, outlook and overall business strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from the information contained in the forward looking statements. These risks, uncertainties and other factors include, without limitation: (i) our inability to operate our facilities; (ii) our inability to integrate newly acquired facilities; (iii) our reliance on our sales and marketing program to continuously attract and enroll clients; (iv) a reduction in reimbursement rates by certain third-party payors; (v) our failure to successfully achieve growth through acquisitions and de novo expansions; and (vi) general economic conditions, as well as other risks discussed in the “Risk Factors” section of the Company’s registration statement on Form S-1, as amended, and other filings with the Securities and Exchange Commission. As a result of these factors, we cannot assure you that the forward looking statements in this release will prove to be accurate. Investors should not place undue reliance upon forward looking statements.

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